February 13, 2006



Via US Mail and Facsimile

Mr. George Murnane III
Chief Financial Officer
Mesa Air Group, Inc.
410 North 44th Street, Suite 700
Phoenix, AZ 85008

RE: Mesa Air Group, Inc.
    File No. 000-15495
    Form 10-K for the year ended September 30, 2005


Dear Mr. Murnane:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


                                                                Sincerely,



                                                                Michael Fay
                                                                Branch Chief